New World Fund, Inc.
April 30, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$66,241
Class B	$-
Class C	$-
Class F-1	$10,188
Class F-2	$39,988
Total	$116,417
Class 529-A	$3,683
Class 529-B	$-
Class 529-C	$-
Class 529-E	$101
Class 529-F-1	$318
Class R-1	$-
Class R-2	$-
Class R-2E	$1
Class R-3	$1,535
Class R-4	$2,880
Class R-5	$4,057
Class R-5E*	$-
Class R-6	$19,060
Total	$31,635
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.3000
Class B	$-
Class C	$-
Class F-1	$0.3200
Class F-2	$0.4700
Class 529-A	$0.2700
Class 529-B	$-
Class 529-C	$-
Class 529-E	$0.1500
Class 529-F-1	$0.3700
Class R-1	$-
Class R-2	$-
Class R-2E	$0.1900
Class R-3	$0.1700
Class R-4	$0.3300
Class R-5	$0.4900
Class R-5E	$0.5300
Class R-6	$0.5200
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	216,246
Class B	601
Class C	16,043
Class F-1	22,871
Class F-2	104,825
Total	360,586
Class 529-A	13,726
Class 529-B	87
Class 529-C	2,960
Class 529-E	655
Class 529-F-1	832
Class R-1	573
Class R-2	6,190
Class R-2E	50
Class R-3	9,574
Class R-4	9,230
Class R-5	8,580
Class R-5E*	-
Class R-6	41,143
Total	93,600
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$50.76
Class B	$50.05
Class C	$48.99
Class F-1	$50.41
Class F-2	$50.69
Class 529-A	$50.34
Class 529-B	$49.47
Class 529-C	$49.04
Class 529-E	$49.98
Class 529-F-1	$50.34
Class R-1	$49.15
Class R-2	$49.15
Class R-2E	$50.46
Class R-3	$50.06
Class R-4	$50.53
Class R-5	$50.90
Class R-5E	$50.57
Class R-6	$50.80
*Amount less than one thousand